Exhibit 99.1

News Release

Contact:

J. Mario Molina, M.D.

President and Chief Executive Officer

562-435-3666 ext. 111113

MOLINA HEALTHCARE ANNOUNCES PRELIMINARY RESULTS FOR ITS SECOND QUARTER AND LOWERS GUIDANCE FOR FISCAL YEAR 2005

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LONG BEACH, CALIFORNIA (July 20, 2005) -- Molina Healthcare, Inc. (NYSE: MOH) announced today that, based on its preliminary analysis, it expects to report a loss per diluted share for the second quarter of 2005 in the range of $<0.15> to $<0.20>. The Company also announced that it is revising its guidance for fiscal year 2005 and now expects that its net income per diluted share for fiscal year 2005 will be in the range of $0.73 to $0.80. The Company had previously issued guidance for fiscal year 2005 of $2.40 to $2.45 per share.

The Company attributes its second quarter loss primarily to an increase in its medical care costs, and expects that its second quarter medical care ratio (defined as medical care costs as a percentage of premium and other operating revenues) will be in the range of 91.3% to 91.8%. Adverse out-of-period claims development arising in the second quarter of 2005, all of which related to the first quarter of 2005, was approximately $13.4 million. After adjusting for the out-of-period adverse claims development, the Company expects that its medical care ratio for the second quarter of 2005 will be in the range of 88.0% to 88.5%.

The increase in medical care costs is the result of a number of factors, including:

  Increased hospital unit costs in Washington and New Mexico;
  Increased incidence of catastrophic cases paid during 2005;
  Increased maternity costs in Michigan in the Western and Northeastern regions of the state; and
  Increased outpatient utilization in Washington, caused in part by a high incidence of flu-like illness.

In an attempt to mitigate the increase in medical care costs, the Company is seeking to make use of more efficient providers and to re-negotiate certain of its hospital contracts, and is also evaluating the expansion of its network of Company owned and operated medical facilities. The Company has also increased its initial estimate of claims liability as of June 30, 2005 by approximately $12 million to mitigate the impact of any future out-of-period claims development, and is recording a charge of $3 million for certain non-recurring items.

The revised guidance for fiscal year 2005 being issued by the Company is as follows:

Earnings per diluted share	$0.73--$0.80
Net income (in millions)	$20.6--$22.6
Premium revenue (in billions)	$1.6--$1.7
Medical care costs as a percentage of premium and other operating revenue	87.6%--87.8%
Administrative expenses (including premium taxes and non-recurring charges) as a percentage of total revenue	9.7%--9.9%

The guidance assumes an effective tax rate of 38.0% and weighted average diluted shares outstanding of 28.2 million. The guidance includes the estimated impact of the quality improvement fee implemented by the state of California effective July 1, 2005 and the estimated results of operations of the Indiana HMO. The guidance does not include any estimated results of operations for the Ohio and Texas HMOs. The guidance does not include any expected benefits from the medical cost control efforts discussed above.

The Company is currently in the process of finalizing its results for the second quarter. There can be no assurance that the Company's final results for the second quarter and revised guidance for fiscal year 2005 will be within the ranges specified above. The estimate of second quarter results and the guidance for 2005 included in this release constitute forward-looking statements and are subject to all the risks and uncertainties described below.

The Company plans to announce its complete results for the second quarter of 2005 on August 8, 2005. At that time, the Company will also provide additional information concerning the results of its ongoing analysis regarding the underlying causes for the increase in the Company's medical care costs.

About Molina Healthcare, Inc.

Molina Healthcare, Inc. is a multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid and other programs for low-income families and individuals. Molina Healthcare, Inc. currently operates health plans in California, Indiana, Michigan, New Mexico, Utah, and Washington. More information on Molina Healthcare, Inc. can be obtained at www.molinahealthcare.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains "forward-looking statements" identified by words such as "will," "expects," "estimates," and similar words and expressions. In addition, any statements that refer to earnings guidance, expectations, projections, or other characterizations of future events or circumstances are forward-looking statements. All of the Company's forward-looking statements are based on current expectations and assumptions that are subject to numerous known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially. Such risk factors include, without limitation: the Company's ability to accurately estimate incurred but not reported medical costs; the Company's ability to accurately predict its final earnings or loss per diluted share for the second quarter and to estimate for fiscal year 2005 such financial results as its earnings per diluted share, net income, revenues, medical care costs, and administrative expenses; the Company's ability to accurately predict and effectively manage health benefits, medical care costs, and other operating expenses; potential reductions in funding for Medicaid and other government-sponsored healthcare programs; high dollar claims related to catastrophic illness; the successful renewal of the Company's government contracts; the Company's ability to obtain regulatory approvals for acquisitions or to successfully integrate its acquisitions; changes in healthcare practices, technologies, or utilization; changes in federal or state laws or regulations or the interpretation thereof; risks associated with the Company's start-up operations in new states; inflation; disasters or major epidemics; and other risks and uncertainties as detailed in the Company's reports and filings with the Securities and Exchange Commission and available on its website at www.sec.gov. All forward-looking statements in this release represent the Company's judgment as of July 20, 2005. The Company disclaims any obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

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